News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 25, 2022 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2021.

The Company reported a 27% increase in its net income for the three months ended December 31, 2021, to $1,693,000 compared with net income of $1,337,000 for the three months ended December 31, 2020.

Basic and diluted earnings per share were $0.25 for the three months ended December 31, 2021 compared to $0.19 for the three months ended December 31, 2020.

“Our fiscal year 2022 is off to a very strong start,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Continuing on the momentum that was generated in 2021, we increased our net interest margin over the same period last year despite the continued low rate environment, and continued to improve our balance sheet with a 22% reduction in non-performing assets. We expect to continue the positive earnings momentum through the rest of the year.”

Results of Operations

Net income increased $356,000, or 26.6%, to $1.7 million during the three-month period ended December 31, 2021 compared with $1.3 million during the three-month period ended December 31, 2020, due to higher net interest and dividend income, lower provisions for loan loss and lower other expenses, partially offset by lower non-interest income.

The Company’s net interest and dividend income increased $394,000, or 6.5%, to $6.4 million for the quarter ended December 31, 2021 from $6.0 million for the quarter ended December 31, 2020. An eight basis point increase in the Company’s net interest margin to 3.46% for the three months ended December 31, 2021 from 3.38% for the three months ended December 31, 2020 as well as a $28.9 million increase in average-interest-earning assets resulted in higher net interest and dividend income.

Interest and dividend income was unchanged at $7.0 million for the three months ended December 31, 2021 and the three months ended December 31, 2020. An increase in the average balance of interest-earning assets of $28.9 million, or 4.1%, was offset by a 15 basis point decrease in yield on such assets to 3.76% for the three months ended December 31, 2021 compared with 3.91% the prior year period. Lower interest income from lower average balances of loans receivable was partially offset by the receipt of $173,000 in interest payments received during the current quarter on previously non-performing loans. Included in interest income on loans receivable was $407,000 in PPP loans fees recognized during the three months ended December 31, 2021 compared with $417,000 for the three months ended December 31, 2020.

Interest expense decreased $386,000, or 40.4%, to $570,000 for the three months ended December 31, 2021 from $956,000 for the three months ended December 31, 2020. The cost of interest-bearing liabilities decreased 26 basis points to 0.47% for the three months ended December 31, 2021 compared with 0.73% for the three months ended December 31, 2020 resulting primarily from lower market interest rates quarter to quarter. In addition, the average balance of interest-bearing liabilities decreased $36.7 million, or 7.1%, to $482.0 million due to the repayment of borrowings between the two periods.

The Company’s provision for loan losses was $101,000 for the three months ended December 31, 2021 compared to $640,000 for the three months ended December 31, 2020. The decreased provision for loan losses resulted from contraction in the Company’s loan portfolio and a decrease in non-performing loans between periods. In addition, the Company recorded higher provisions during the three months ended December 31, 2020 related to COVID-19 pandemic adjustments to the historical loss rates used in its calculation. The Company recorded $52,000 in net recoveries for the three months ended December 31, 2021 compared with $90,000 in net recoveries during the three months ended December 31, 2020.

Non-interest income decreased $575,000, or 46.9%, to $650,000 during the three months ended December 31, 2021 compared to $1.2 million for the three months ended December 31, 2020. Fees for other customer services were $0 for the three months ended December 31, 2021 compared with $464,000 for the three months ended December 31, 2020. The fees in the 2020 quarter were earned from the Small Business Relief Grant program offered in 2020 in response to the COVID pandemic for which the Company received a fee of 3.0% of the grants it assisted with processing. In addition, the Company did not receive any interest rate swap fees during the three months ended December 31, 2021, compared with $102,000 during the three months ended December 31, 2020.

Non-interest expenses decreased $103,000, or 2.2%, to $4.6 million during the three months ended December 31, 2021 from $4.7 million during the three months ended December 31, 2020. The decrease was primarily attributable to decreases in professional fees, which decreased $141,000 to $387,000, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans, and in Other Real Estate Owned (“OREO”) expenses, which decreased $146,000 to $34,000, due to lower valuation allowances and fewer OREO properties between periods.

The Company recorded tax expense of $674,000 on pre-tax income of $2.4 million for the three months ended December 31, 2021, compared to $569,000 on pre-tax income of $1.9 million for the three months ended December 31, 2020. The Company’s effective tax rate for the three months ended December 31, 2021 was 28.5% compared with 29.9% for the three months ended December 31, 2020.

Balance Sheet Comparison

Total assets increased $6.7 million, or 0.9%, to $780.7 million during the three months ended December 31, 2021 from $774.0 million for the year ended September 30, 2021. The quarterly increase was attributable to increases in cash, interest-earning deposits and investment securities, partially offset by lower balances of loans receivable, net of allowance for loan loss.

Cash and interest-earning deposits with banks increased $7.1 million, or 9.4% to $82.3 million at December 31, 2021 from $75.2 million at September 30, 2021 from net loan repayments and deposit inflows during the three months ended December 31, 2021.

At December 31, 2021, investment securities totaled $78.6 million, reflecting an increase of $8.1 million, or 11.4%, from September 30, 2021. The Company purchased three mortgage-backed securities totaling $7.5 million, one callable U.S. government-sponsored enterprise bond totaling $2.0 million, and one municipal bond totaling $600,000 during the three months ended December 31, 2021. During the quarter, the Company received payments from mortgage-backed securities totaling $2.0 million. There were no sales of investment securities during the period. Investment securities at December 31, 2021 consisted of $58.2 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $14.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, $2.7 million in municipal bonds, and $238,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2021.

Total loans receivable decreased $11.3 million, or 1.9%, to $583.4 million during the three months ended December 31, 2021 from $594.6 million at September 30, 2021. Total loans receivable were comprised of $279.0 million (47.8%) in commercial real estate loans, $200.8 million (34.4%) in one-to four-family residential mortgage loans, $58.3 million (10.0%) in commercial business loans, $24.3 million (4.2%) in construction loans, $17.7 million (3.0%) in home equity lines of credit, and $3.3 million (0.6%) in other loans. Included with the commercial business loans were $14.8 million in PPP loans. The decrease in total loans receivable during the quarter ended December 31, 2021 occurred in commercial business loans which decreased $10.4 million (PPP loans decreased $10.3 million), one-to four-family residential real estate loans (including home equity lines of credit), which decreased $2.5 million, commercial real estate loans, which decreased $1.9 million, and other loans, which decreased $462,000. Partially offsetting these decreases were construction loans, which increased $3.9 million during the quarter.

Total non-performing loans decreased $2.0 million, or 23.9%, to $6.2 million at December 31, 2021 from $8.2 million at September 30, 2021. Five loans totaling $1.5 million were brought current by payments from the borrowers. In addition, one loan totaling $473,000 was paid in full. There were no additions to the non-performing loans during the three months ended December 31, 2021. The ratio of non-performing loans to total loans decreased to 1.1% at December 31, 2021 from 1.4% at September 30, 2021.

Included in the non-performing loan totals were two construction loans totaling $4.6 million, one commercial business loan totaling $1.3 million, three commercial real estate loans totaling $254,000, and one residential mortgage loan totaling $30,000.

The allowance for loan losses increased $153,000 during the three months ended December 31, 2021 to $8,228,000. The increase was attributable to $101,000 in provisions for loan losses and a $52,000 recovery from a loan previously charged off.

The allowance for loan losses as a percentage of non-performing loans increased to 132.4% at December 31, 2021 from 99.0% at September 30, 2021. Our allowance for loan losses as a percentage of total loans was 1.41% at December 31, 2021 compared with 1.36% at September 30, 2021. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

OREO increased $13,000, or 2.0%, to $649,000 during the quarter ended December 31, 2021 from capital improvements to one property in order to market it for sale. At December 31, 2021, of the two properties that remain in the OREO portfolio, one is under contract of sale and the other is listed for sale.

Total deposits increased $7.9 million, or 1.2%, to $647.7 million during the three months ended December 31, 2021. The inflow in deposits occurred in interest-bearing checking accounts (NOW), which increased $12.4 million, or 17.4%, to $83.7 million, in money market accounts, which increased $9.9 million, or 5.3%, to $197.8 million, in savings accounts, which increased $5.0 million, or 6.1%, to $86.7 million, and non-interest bearing checking accounts, which increased $436,000, or 0.2%, to $182.4 million. Partially offsetting these increases were certificates of deposit (including individual retirement accounts), which decreased $19.9 million, or 17.0%, to $97.0 million. Included in the certificates of deposit were $6.0 million in brokered certificates of deposit.

Borrowings decreased $2.0 million, or 8.6%, to $21.4 million at December 31, 2021 from $23.4 million at September 30, 2021. The Company repaid a matured $2.0 million term borrowing from the Federal Home Loan Bank of New York during the quarter.

The Company’s book value per share increased to $13.87 at December 31, 2021 from $13.76 at September 30, 2021. The increase was due to the Company’s results from operations, partially offset by the special dividends paid during the quarter.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2021	2020

Income Statement Data:
Interest and dividend income	$7,009	$7,001
Interest expense	570	956
Net interest and dividend income	6,439	6,045
Provision for loan losses	101	640
Net interest and dividend income after
provision for loan losses	6,338	5,405
Non-interest income	650	1,225
Non-interest expense	4,621	4,724
Income before income tax expense	2,367	1,906
Income tax expense	674	569
Net income	$1,693	$1,337

Per Share Data:
Basic and diluted earnings per share*	$0.25	$0.19
Diluted earnings per share*	$0.25	$0.19
Book value per share, at period end	$13.87	$10.02

Selected Ratios (annualized):
Return on average assets	0.86%	0.71%
Return on average equity	6.84%	9.19%
Net interest margin	3.46%	3.38%

*  As a result of the second-step conversion, the number of shares for the three  months ended December 31, 2020 were adjusted to reflect the 1.2213 exchange ratio.

	December 31,	September 30,
	2021	2021
Balance Sheet Data:
Assets	$780,654	$773,990
Total loans receivable	583,354	594,617
Allowance for loan losses	8,228	8,075
Investment securities - available for sale, at fair value	12,181	12,927
Investment securities - held to maturity, at cost	66,467	57,660
Deposits	647,675	639,814
Borrowings	21,356	23,356
Shareholders' Equity	98,443	97,641

Asset Quality Data:
Non-performing loans	$6,213	$8,160
Other real estate owned	649	636
Total non-performing assets	$6,862	$8,796
Allowance for loan losses to non-performing loans	132.43%	98.96%
Allowance for loan losses to total loans receivable	1.41%	1.36%
Non-performing loans to total loans receivable	1.07%	1.37%
Non-performing assets to total assets	0.88%	1.14%
Non-performing assets to total equity	6.97%	9.01%